Exhibit 99.1

FOR IMMEDIATE RELEASE

VEREIT® Announces December Rent Collection of 97%, Tenant Credit and Transaction Activity Updates
Expects to Exceed the High End of Property Acquisition Pipeline Range of $300 Million

PHOENIX, AZ, January 5, 2021 -- VEREIT, Inc. (NYSE: VER) ("VEREIT" or the "Company"), a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S., announced its December rent collection, tenant credit and transaction activity updates.

Rent Collection and Tenant Credit Update as of December 31, 2020
•VEREIT had received rent of approximately 97% for December, which includes approximately 2% to be paid in arrears by a Government agency tenant and is in line with October and November rent collection.
•Tenants representing more than 10% of VEREIT’s annualized rental income received credit-positive news during the year including:
◦Red Lobster was purchased by Thai Union Group PCL, a publicly listed company, an investor group led by international restaurant executives, and Red Lobster Management.
◦Top Golf Entertainment Group entered into a merger agreement with Callaway, a publicly listed company, which is expected to close in early 2021.
◦Albertsons and Academy Sports completed their initial public offerings and are now publicly listed companies
◦GPM Investments, LLC’s (“GPM”) parent company, Arko Holdings, completed its business combination and is now a publicly listed company called ARKO Corp. GPM is a growing leader in the U.S. convenience store industry with multiple brands acquired.
◦Tractor Supply received public issuer ratings of BBB from S&P Global Ratings and Baa1 from Moody's Investors Service. Inclusive of these new ratings, VEREIT's investment grade tenancy increased from 37.7% to 39.2% and from 46.4% to 49.7% within retail.

Transaction Activity Update as of December 31, 2020
•Invested approximately $1.0 billion of capital during 2020, including $280 million acquired for the institutional partnerships and $400 million allocated to the redemption of 6.7% preferred stock, of which $100 million will be redeemed on January 15, 2021.
◦Expected to exceed the high end of Q4 2020 to Q1 2021 property acquisition pipeline of $150 million to $300 million with approximately $180 million completed in Q4 2020 at a cap rate of approximately 7%.
•As part of the Company’s planned disposition program to reduce office from the current 17% of annualized rental income to below 15%, VEREIT sold approximately $53 million during the fourth quarter and has an additional $100 million under contract with the total approximate cap rate averaging 6%. Once completed, this will bring total office dispositions since the beginning of 2020 to approximately $430 million.

About VEREIT
VEREIT is a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. VEREIT has total real estate investments of $14.6 billion including approximately 3,800 properties and 88.9 million square feet. VEREIT’s business model provides equity capital to creditworthy corporations in return for long-term leases on their properties. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. VEREIT uses, and intends to continue to use, its Investor Relations website, which can be found at www.VEREIT.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about VEREIT can be found through social media platforms such as Twitter and LinkedIn.

About the Data
Rent collection percentages disclosed are based on contractual rent and recoveries paid by tenants to cover estimated tax, insurance and common area maintenance expenses, including the Company's pro rata share of such amounts related to properties owned by unconsolidated joint ventures. Percentages are calculated using a denominator that reflects pre-COVID-19 rents that has not been adjusted for any rent relief granted. Amounts exclude any tenants in bankruptcy prior to the pandemic.

Forward-Looking Statements
Information set forth in this press release contains forward-looking statements which reflect VEREIT's expectations and projections regarding future results, events and plans, including but not limited to statements regarding its acquisition pipeline, expected dispositions (including the reduction of its office portfolio), and the future redemption of preferred stock. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which are difficult to predict and beyond VEREIT's control, that could cause actual events and plans or could cause VEREIT's business, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. Further, information regarding historical rent collections should not serve as an indication of future rent collections. These factors include the risks and uncertainties detailed from time to time in VEREIT’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC's website at www.sec.gov. VEREIT disclaims any obligation to publicly update or revise any forward-looking statements contained in this press release whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | PChapman@Rubenstein.com

Investor Contact
Bonni Rosen, Senior Vice President, Investor Relations
VEREIT
877.405.2653 | BRosen@VEREIT.com